UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 16, 2007

Commerce Bancorp, Inc.

(Exact name of Registrant as specified in its charter)

New Jersey	1-12069	22-2433468
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Commerce Atrium, 1701 Route 70 East, Cherry Hill, NJ 08034-5400
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(856) 751-9000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Events.

Commerce Bancorp, Inc. (the “Company”) plans to timely file its Annual Report on Form 10-K for the period ended December 31, 2006 on March 16, 2007 without restating its 2004 and 2005 financial statements. On March 2, 2007, the Company filed Form 12b-25 to obtain a 15 day extension to file its Form 10-K to allow for additional time to complete the analysis of unresolved tax accounting matters.

After completion of its analysis, the Company has determined that restatement of its 2004 and 2005 financial statements is not required. The Company is recording a net tax liability of approximately $16 million in the fourth quarter of 2006 in anticipation of potential settlements with various taxing authorities.

This will reduce diluted earnings per share for 2006 by approximately $.08 per share, or 5%, from the amount previously reported as part of the Company’s unaudited financial information for the year ended December 31, 2006 included in its January 16, 2007 press release. There will be no change to the previously reported loans, deposits, operating revenues, or expenses.

	Previously Announced	Actual
Net income - 4th quarter 2006 (000’s)	$78,663	$62,827
Net income - 2006 (000’s)	$315,149	$299,313
Diluted EPS - 4th quarter 2006	$.40	$.32
Diluted EPS - 2006	$1.63	$1.55

The Company believes the impact of these potential settlements on its effective tax rate in future periods will be immaterial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Commerce Bancorp, Inc.

March 16, 2007	By:	/s/ Douglas J. Pauls
	Name:	Douglas J. Pauls
	Title:	Executive Vice President and Chief Financial Officer